Exhibit 99.1

Reliant Bancorp, Inc. to Acquire
Tennessee Community Bank Holdings, Inc. and Community Bank & Trust
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Reliant to Surpass $2.0 Billion in Assets with Addition of
Lower-Cost Deposit Base in Contiguous Markets

Brentwood and Ashland City, Tenn. – (September 16, 2019) – Reliant Bancorp, Inc. (“Reliant”) (Nasdaq: RBNC), the parent company for Reliant Bank, announced today that it has entered into a definitive agreement to acquire Tennessee Community Bank Holdings, Inc. (“TCB Holdings”), the parent company for Community Bank & Trust (“CB&T”) located in Ashland City, Tennessee, in an approximately 50% stock and 50% cash transaction.

The proposed transaction will create the third largest community bank by deposits headquartered in the Nashville-Davidson-Murfreesboro-Franklin, TN Metropolitan Statistical Area (“Nashville MSA”), based upon financial data as of June 30, 2019. On a pro forma basis as of June 30, 2019, the combined company would have assets of approximately $2.0 billion, deposits of approximately $1.8 billion, gross loans of approximately $1.5 billion, and would operate 22 full-service branches throughout Middle Tennessee and Chattanooga. This transaction greatly strengthens and complements Reliant’s existing deposit market share in the Nashville MSA by adding approximately $208 million in attractive deposits, comprised mainly of transaction accounts (~34%) and MMDA and savings accounts (~34%), at an overall cost of deposits of 0.77% for the six months ending June 30, 2019.

DeVan Ard, Jr., Chairman, President, and Chief Executive Officer of Reliant, commented, “We are very excited about the proposed merger with Community Bank & Trust. Our companies share similar values, and our partnership will reinforce the foundation for an extraordinary financial services company that emphasizes service to our customers, employees and communities. The transaction meets all of our criteria for an acquisition, will be immediately accretive to earnings and provides a strong core deposit base. Community Bank & Trust also has excellent asset quality and the No. 1 deposit market share in a growing county in the Nashville MSA. The proposed acquisition adds four branches in Cheatham County, which is contiguous to our existing Nashville market, and expands our offices and market penetration in Robertson County, another strong market for Reliant.”

“We are proud to partner with Reliant Bank, and believe the merger is an excellent fit for our customers, employees, and shareholders,” said Debbie Small, President and Chief Executive Officer of CB&T. “We believe this combination will better align our resources, enhance our financial strength, and expand our product offerings and technology solutions, all while allowing us to remain actively involved in our communities.”

The merger agreement provides for the merger of TCB Holdings with and into Reliant, with Reliant to be the surviving company. Under the terms of the merger agreement, shareholders of TCB Holdings will receive 0.769 shares of Reliant common stock (subject to adjustment under certain circumstances provided for in the merger agreement) and $17.13 in cash in exchange for each share of TCB Holdings common stock. The 24,450 outstanding options to acquire TCB Holdings common stock are to be cashed out, which equates to additional consideration of approximately $0.40 million. Based on Reliant’s 20-day volume-weighted average closing price per share on September 16, 2019, of $23.06, this represents a total transaction value of approximately $37.2 million. The transaction value is likely to change due to fluctuations in the price of Reliant’s common stock, and the consideration payable to TCB Holdings shareholders is also subject to adjustment under certain circumstances provided for in the merger agreement. Reliant expects the acquisition to be approximately 10.5% and 12.5% accretive to earnings per common share in 2020 and 2021, respectively, and 5.3% dilutive to tangible book value per share at closing with an earnback period of less than three years. The merger agreement has been unanimously approved by the boards of directors of Reliant, TCB Holdings, and CB&T. The parties currently expect to consummate the transaction in the first quarter of 2020, subject to the receipt of necessary regulatory approvals and the approval of the shareholders of TCB Holdings, as well as other customary closing conditions.

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Reliant Bancorp, Inc. to Acquire
Tennessee Community Bank Holdings, Inc. and Community Bank & Trust

September 16, 2019

Reliant Bank and CB&T have entered into a separate bank merger agreement providing for the merger of CB&T with and into Reliant Bank following the merger of Reliant and TCB Holdings. The combined bank will operate under the Reliant Bank name.

Hovde Group, LLC served as financial advisor and Butler Snow LLP served as legal counsel to Reliant. Olsen Palmer LLC served as financial advisor and Bass, Berry & Sims PLC served as legal counsel to TCB Holdings.

Conference Call and Webcast

Reliant will hold a conference call at 9:00 a.m. Central Time on Tuesday, September 17, 2019, to discuss the transaction. The audio webcast of the call will be broadcast live over the Internet at https://www.webcaster4.com/Webcast/Page/1855/31560. A copy of the corresponding presentation slides will be available on Reliant’s website at www.reliantbank.com.

Contacts

DeVan Ard, Jr., Chairman, President and Chief Executive Officer, Reliant Bancorp, Inc. (615.221.2020)

Debbie Small, President and Chief Executive Officer, Tennessee Community Bank Holdings, Inc. (615.792.0029)

About Reliant and Reliant Bank

Reliant Bancorp, Inc. (Nasdaq: RBNC) is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Hamilton, Hickman, Maury, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee, along with mortgage locations in Brentwood and Hendersonville, Tennessee, through its wholly-owned subsidiary Reliant Bank.  Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. As of June 30, 2019, Reliant had approximately $1.8 billion in total consolidated assets, approximately $1.3 billion in gross loans and approximately $1.6 billion in deposits. For additional information, locations and hours of operation, please visit www.reliantbank.com.

About TCB Holdings and CB&T

Tennessee Community Bank Holdings, Inc. is headquartered in Ashland City, Tennessee, and had approximately $251 million in total consolidated assets, approximately $169 million in gross loans and approximately $208 million in deposits as of June 30, 2019.  TCB Holdings operates banking centers in Ashland City, Kingston Springs, Pegram, Pleasant View and Springfield, Tennessee through its wholly-owned subsidiary Community Bank & Trust. For additional information about TCB Holdings and Community Bank & Trust, please visit their website at www.communitybankandtrustonline.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “anticipate,” “expect,” “may,” “assume,” “should,” “predict,” “could,” “would,” “intend,” “targets,” “estimates,” “projects,” “plans,” and “potential,” and other similar words and expressions of similar meaning, and the negatives thereof, are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking, including statements about the expected timing and likelihood of completion of the proposed transaction (the “Transaction”), the benefits of the Transaction to Reliant, TCB Holdings, and their respective shareholders, Reliant’s future financial and operating results (including the anticipated impact of the Transaction on Reliant’s earnings per share and tangible book value), and Reliant’s plans, objectives, and intentions.

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Reliant Bancorp, Inc. to Acquire
Tennessee Community Bank Holdings, Inc. and Community Bank & Trust

September 16, 2019

All forward-looking statements are subject to assumptions, risks, uncertainties, and other factors that may cause actual results, performance, or achievements to differ materially from any results, performance, or achievements expressed or implied by such forward-looking statements. Such assumptions, risks, uncertainties, and factors include, among others, (1) the risk that expected cost savings and revenue synergies from the Transaction may not be realized or take longer than anticipated to be realized, (2) the parties’ ability to meet expectations regarding the timing and completion and accounting and tax treatment of the Transaction, (3) the effect of the announcement and pendency of the Transaction on customer, supplier, or employee relationships and operating results (including without limitation difficulties in maintaining relationships with employees and customers), as well as on the market price of Reliant’s common stock, (4) the risk that the parties’ businesses and operations cannot be successfully integrated or that integration will be more costly or difficult than expected, (5) the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement, (6) the amount of costs, fees, expenses, and charges related to the Transaction, including those arising as a result of unexpected factors or events, (7) the ability to obtain the shareholder and governmental approvals required for the Transaction, (8) reputational risk associated with and the reaction of the parties’ customers, suppliers, employees, or other business partners to the Transaction, (9) the failure of any of the conditions to the closing of the Transaction to be satisfied, or any unexpected delay in closing the Transaction, (10) the dilution caused by Reliant’s issuance of additional shares of its common stock in the Transaction, and (11) general competitive, economic, political, and market conditions. Additional factors which could affect the forward-looking statements can be found in Reliant’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov. Reliant and TCB Holdings believe the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. Reliant and TCB Holdings disclaim any obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.

Additional Information about the Transaction and Where to Find It

In connection with the Transaction, Reliant intends to file a registration statement on Form S-4 with the SEC to register the shares of Reliant common stock that will be issued to TCB Holdings’ shareholders in connection with the Transaction. The registration statement will include a proxy statement of TCB Holding and prospectus of Reliant and other relevant materials pertaining to the Transaction.  The proxy statement/prospectus will be sent to TCB Holdings’ shareholders in connection with seeking the required shareholder approval(s) for the Transaction). INVESTORS AND SECURITY HOLDERS OF RELIANT AND TCB HOLDINGS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS, AND OTHER RELEVANT MATERIALS THAT MAY BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION (AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RELIANT, TCB HOLDINGS, AND THE TRANSACTION. Investors and security holders may obtain free copies of the registration statement and related proxy statement/prospectus, when filed, as well as other documents filed by Reliant with the SEC, through the website maintained by the SEC at www.sec.gov. Free copies of the documents filed by Reliant with the SEC (including the registration statement and related proxy statement/prospectus) also may be obtained by directing a request by mail or telephone to Reliant Bancorp, Inc., 6100 Tower Circle, Suite 120, Franklin, Tennessee 37067, Attention: J. Daniel Dellinger, Chief Financial Officer, (615) 221-2020.

This communication is for informational purposes only and shall not constitute a solicitation of any proxy, vote, or approval or an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation

Reliant, TCB Holdings, and certain of their respective directors and executive officers may be deemed participants in the solicitation of proxies from TCB Holdings’ shareholders in connection with the Transaction. Certain information about the directors and executive officers of Reliant and TCB Holdings will be included in the proxy statement/prospectus included in the registration statement on Form S-4 to be filed by Reliant. Information about the directors and executive officers of Reliant can also be found in Reliant’s definitive proxy statement for its 2019 annual meeting of shareholders, filed with the SEC on April 22, 2019, and other documents subsequently filed by Reliant with the SEC. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus pertaining to the Transaction if and when it becomes available. These documents can be obtained free of charge in the manner described above.

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